Exhibit 99.1

Contact Information: Investor Relations 941-556-2601 investor-relations@roperind.com	Roper Industries, Inc.

Roper Industries Announces Results For 2009 First Quarter

Organic Growth in RF Segment and Acquisition Performance Partially Offset Decline in Industrial and Energy Segments

Sarasota, Florida, April 23, 2009 ... Roper Industries, Inc.  (NYSE: ROP) reported financial results for the first quarter ended March 31, 2009.

Net earnings for the first quarter were $52 million, or $0.56 per diluted share, which includes $0.03 for restructuring charges.  Excluding restructuring charges, adjusted earnings per diluted share were $0.59 versus $0.67 in the first quarter 2008.  Sales in the first quarter were $505 million, a 6.9% decrease over the same period in 2008, which includes a 6.8% increase from acquisitions, a 10.5% decline in organic growth and a negative 3.2% impact from foreign currency.  Operating margin was 17.2%, or 17.9% excluding restructuring charges.

“We are pleased with the performance of our businesses and their ability to stay ahead of the curve in this difficult economy,” said Brian Jellison, Roper’s Chairman, President and CEO.  “Our 50% gross margin demonstrates the value of our products and services to our customers.  At the same time, the nimbleness of our leadership teams enabled us to successfully navigate lower order and sales levels in the quarter.  We were able to achieve strong margin performance as a result of our lean cost structure and restructuring actions taken in 2008 and the first quarter of 2009.”

“Organic sales were up 5% in our Radio Frequency (RF) segment with continued strong margin performance,” continued Mr. Jellison.  “Acquisitions completed during 2008 in the RF segment all performed in line with expectations and we are confident in their growth opportunities.  In the other three segments, where organic sales were down 16% in total, decremental margins (change in operating profit divided by change in sales) were better than expected, down 41% including the cost of restructuring but down only 36% excluding restructuring charges.”

“Orders declined in the quarter, particularly in those businesses in our Industrial Technology and Energy Systems and Controls segments.  Orders were $472 million, down 15% from 2008.  Although we currently expect second quarter orders to reflect a decline over the prior year, orders and quote activity in March and early April give us confidence that we will see second quarter orders improve meaningfully over the first quarter,” said Mr. Jellison.

The tax rate in the first quarter was 29.3%, reflecting tax planning activities and a one-time $2.7 million benefit.  Excluding this benefit, the tax rate would have been 33.0% compared to 35.0% in the first quarter of 2008.  EBITDA, excluding restructuring, was 23.0% of sales.  Net working capital as percent of first quarter annualized sales continued to improve.  Operating cash flow was $51 million in the quarter.  “We continue to generate significant cash flow and ended the first quarter with $178 million in cash, $473 million available under our revolver and Net Debt to EBITDA of 1.8X,” said Mr. Jellison.  “The acquisition pipeline remains full and we are in a strong position to deploy capital in our disciplined manner.”

Outlook and Guidance

Mr. Jellison said, “Many end markets are weaker than we forecasted in the early part of 2009, however, we believe with the actions already taken and those still underway and assuming no further deterioration in the economy, we will achieve second quarter DEPS between $0.61 and $0.65 and full year DEPS between $2.60 and $2.80 as compared to $3.01 in 2008.  Full year operating cash flow is expected to exceed 130% of net earnings.”  Based on current exchange rates, the Company expects negative 4% impact to second quarter revenue.  The Company’s guidance excludes the impact of restructuring costs and future acquisitions.

Prior-year results reflect the new accounting rules concerning convertible debt (FSP 14-1) which took effect January 1, 2009.  Additional information is available in the Company’s current report on Form 8-K dated April 21, 2009.

Table 1:  Operating Margin (Millions)

		As Reported	Excluding Restructuring

(1)	Operating Income	$86.8	$86.8
	Restructuring Costs, All Segments	n/a	3.8
(2)	Adjusted Operating Income	n/a	90.6

(3)	Revenue	505.4	505.4

	Operating Margin (1)/(3)	17.2%	n/a
	Adjusted Operating Margin (2)/(3)	n/a	17.9%

Table 2:  EBITDA (Millions)

Q1 2009
Net Earnings	$52
Add: Interest Expense	14
Add: Income Taxes	21
Add: Depreciation and Amortization	26
EBITDA	113
Add: Restructuring Expenses	4
Adjusted EBITDA	117

Table 3:  Decremental Margin Excluding RF (Millions)

		As Reported	Excluding Restructuring

(1)	Change in Segment Operating Profit, Excluding RF	($31.3)	($31.3)
	Restructuring Costs, Excluding RF	n/a	3.7
(2)	Adjusted Change in Segment Operating Profit Excluding RF	n/a	(27.6)

(3)	Change in Revenue, Excluding RF	(77.1)	(77.1)

	Decremental Margin (1)/(3)	41%	n/a
	Adjusted Decremental Margin (2)/(3)	n/a	36%

Conference Call to be Held at 10:00 AM (ET) Tomorrow

A conference call to discuss these results has been scheduled for 10:00 AM ET on Friday, April 24, 2009.  The call can be accessed via webcast or by dialing +1 888-737-3699 (US/Canada) or +1 913-312-0861, using confirmation code 4028676.  Webcast information and conference call materials will be made available in the Investors section of Roper’s website (www.roperind.com) prior to the start of the call.  Telephonic replays will be available for up to two weeks by calling +1 (719) 457-0820 and using the access code 4028676.

About Roper Industries

Roper Industries is a diversified growth company with annual revenues of $2.3 billion, and is a component of the Fortune 1000, S&P MidCap 400 and the Russell 1000 Indexes. Roper provides engineered products and solutions for global niche markets, including water, energy, radio frequency and research/medical applications. Additional information about Roper Industries is available on the Company’s website at www.roperind.com.

The information provided in this press release contains forward looking statements within the meaning of the federal securities laws. These forward looking statements include, among others, statements regarding operating results, the success of our internal operating plans, and the prospects for newly acquired businesses to be integrated and contribute to future growth and profit expectations.  Forward looking statements may be indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "believes" or "intends" and similar words and phrases.  These statements reflect management's current beliefs and are not guarantees of future performance.  They involve risks and uncertainties that could cause actual results to differ materially from those contained in any forward looking statement. Such risks and uncertainties include our ability to integrate our acquisitions and realize expected synergies.  We also face other general risks, including our ability to realize cost savings from our operating initiatives, general economic conditions, unfavorable changes in foreign exchange rates, difficulties associated with exports, risks associated with our international operations, difficulties in making and integrating acquisitions, risks associated with newly acquired businesses, increased product liability and insurance costs, increased warranty exposure, future competition, changes in the supply of, or price for, parts and components, environmental compliance costs and liabilities, risks and cost associated with asbestos related litigation and potential write-offs of our substantial intangible assets, and risks associated with obtaining governmental approvals and maintaining regulatory compliance for new and existing products.  Important risks may be discussed in current and subsequent filings with the SEC.  You should not place undue reliance on any forward looking statements.  These statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
# # #

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(Amounts in thousands)

	March 31,	December 31,
ASSETS	2009	2008

CURRENT ASSETS:
Cash and cash equivalents	$177,509	$178,069
Accounts receivable	343,013	376,855
Inventories	186,724	185,919
Deferred taxes	28,659	29,390
Unbilled Receivables	64,318	61,168
Other current assets	43,659	26,906
Total current assets	843,882	858,307

PROPERTY, PLANT AND EQUIPMENT, NET	107,832	112,463

OTHER ASSETS:
Goodwill	2,106,294	2,118,852
Other intangible assets, net	784,342	804,020
Deferred taxes	28,057	28,050
Other assets	50,461	49,846
Total other assets	2,969,154	3,000,768

TOTAL ASSETS	$3,920,868	$3,971,538

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$114,887	$121,807
Accrued liabilities	219,919	261,682
Income taxes payable	-	1,892
Deferred taxes	313	-
Current portion of long-term debt	149,527	233,526
Total current liabilities	484,646	618,907

NONCURRENT LIABILITIES:
Long-term debt	1,084,523	1,033,689
Deferred taxes	268,395	272,182
Other liabilities	43,463	42,826
Total liabilities	1,881,027	1,967,604

STOCKHOLDERS' EQUITY:
Common stock	927	919
Additional paid-in capital	826,921	815,736
Retained earnings	1,231,558	1,187,467
Accumulated other comprehensive earnings	2,014	21,513
Treasury stock	(21,579)	(21,701)
Total stockholders' equity	2,039,841	2,003,934

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,920,868	$3,971,538

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (unaudited)
(Amounts in thousands, except per share data)

	Three months ended
	March 31,
	2009	2008 (1)

Net sales	$505,444	$542,995
Cost of sales	254,308	266,605

Gross profit	251,136	276,390

Selling, general and administrative expenses	164,344	168,124

Income from operations	86,792	108,266

Interest expense	13,509	13,964
Other income/(expense)	(356)	1,777

Earnings from continuing operations before
income taxes	72,927	96,079

Income taxes	21,368	33,628

Net Earnings	$51,559	$62,451

Earnings per share:
Basic	$0.57	$0.70
Diluted	$0.56	$0.67

Weighted average common and common
equivalent shares outstanding:
Basic	90,134	89,037
Diluted	92,303	93,447

(1) - 2008 results have been restated due to the adoption of FSP APB 14-1 which increased interest expense resulting from the amortization of the equity component of our convertible notes.  See the Company's 8-K dated April 21, 2009 for additional quarterly information for 2007 and 2008.

Roper Industries, Inc. and Subsidiaries
Selected Segment Financial Data (unaudited)
(Amounts in thousands and percents of net sales)

	Three months ended March 31,
	2009		2008
	Amount	%	Amount	%
Net sales:
Industrial Technology	$130,641		$173,617
Energy Systems & Controls	106,611		128,387
Scientific & Industrial Imaging	84,120		96,443
RF Technology	184,072		144,548
Total	$505,444		$542,995

Gross profit:
Industrial Technology	$62,709	48.0%	$84,667	48.8%
Energy Systems & Controls	55,363	51.9%	68,674	53.5%
Scientific & Industrial Imaging	45,750	54.4%	53,588	55.6%
RF Technology	87,314	47.4%	69,461	48.1%
Total	$251,136	49.7%	$276,390	50.9%

Operating profit*:
Industrial Technology	$28,583	21.9%	$45,269	26.1%
Energy Systems & Controls	17,519	16.4%	28,241	22.0%
Scientific & Industrial Imaging	16,081	19.1%	20,015	20.8%
RF Technology	37,383	20.3%	28,029	19.4%
Total	$99,566	19.7%	$121,554	22.4%

Operating profit excluding restructuring*:
Industrial Technology	$30,377	23.3%	$45,269	26.1%
Energy Systems & Controls	18,911	17.7%	28,241	22.0%
Scientific & Industrial Imaging	16,634	19.8%	20,015	20.8%
RF Technology	37,482	20.4%	28,029	19.4%
Total	$103,404	20.5%	$121,554	22.4%

Net Orders:
Industrial Technology	$139,393		$185,011
Energy Systems & Controls	97,814		128,336
Scientific & Industrial Imaging	76,599		97,700
RF Technology	157,783		146,956
Total	$471,589		$558,003

*  Operating profit is before unallocated corporate general and administrative expenses.  These expenses were $12,774 and $13,288 for the three months ended March 31, 2009 and 2008, respectively.

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
(Amounts in thousands)

	Three months ended
	March 31,
	2009	2008

Net earnings	$ 51,559	$ 62,451
Depreciation	8,769	7,994
Amortization	17,457	15,527
Other, net	(27,208)	(14,379)
Cash provided by operating activities	50,577	71,593

Business acquisitions, net of cash acquired	(683)	(377,634)
Capital expenditures	(5,228)	(6,380)
Other, net	(963)	(833)
Cash used by investing activities	(6,874)	(384,847)

Debt borrowings (payments), net	(35,180)	154,288
Dividends	(7,394)	(6,428)
Other, net	1,680	4,525
Cash provided by (used by) financing activities	(40,894)	152,385

Effect of exchange rate changes on cash	(3,369)	3,301

Net increase (decrease) in cash and equivalents	(560)	(157,568)
Cash and equivalents, beginning of period	178,069	308,768

Cash and equivalents, end of period	$177,509	$151,200